Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson, VP Investor Relations (972) 580-6360 (office) Brent.Anderson@meritagehomes.com

Meritage Homes Announces Final Results of Tender Offer for 2017 Notes

SCOTTSDALE, Ariz., March 27, 2013 (GLOBE NEWSWIRE) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the expiration and final results of its tender offer to purchase any or all of its outstanding $99,825,000 aggregate principal amount 7.731% Senior Subordinated Notes due 2017 (“2017 Notes”) and its related consent solicitation (together, the “Tender Offer and Consent Solicitation”). The Tender Offer and Consent Solicitation was made pursuant to the Company’s Offer to Purchase and Solicitation of Consents, the related Consent and Letter of Transmittal and press release, each dated February 27, 2013, (collectively, the “Offer Documents”), which set forth a more detailed description of the terms.

The Tender Offer and Consent Solicitation expired at 12:00 midnight, New York City time, on March 26, 2013 (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer and Consent Solicitation, an aggregate principal amount of $16.7 million of 2017 Notes were validly tendered and not validly withdrawn in the Tender Offer and Consent Solicitation.

Holders of 2017 Notes who validly tendered their 2017 Notes in the Tender Offer and Consent Solicitation as of 12:00 midnight, New York City time on Tuesday, March 12, 2013 (the “Early Tender & Consent Date”) received $1,033.75 per $1,000 principal amount of 2017 Notes accepted in the Tender Offer and Consent Solicitation.

Holders of 2017 Notes who validly tendered after the Early Tender & Consent Date and at or before the Expiration Date will receive $1,003.75 per $1,000 principal amount of 2017 Notes accepted in the Tender Offer and Consent Solicitation, which excludes the early consent payment of $30.00 per $1,000 principal amount of 2017 Notes.

Meritage intends to retire the remaining, untendered 2017 Notes through a call for redemption, and has provided notice of such call to the holders of the 2017 Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Meritage Homes Corporation

Meritage Homes is the ninth-largest public homebuilder in the United States, based on 4,238 homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of December 31, 2012, the company had 158 actively selling communities in markets including Sacramento, San Francisco’s East Bay, the Central Valley and Southern California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale and Tucson, Arizona; Las Vegas, Nevada; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina.

Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency’s ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.

For more information, visit meritagehomes.com.

The Meritage Homes Corporation logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=2624

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